Exhibit 14.1

CHINA GREEN MATERIAL TECHNOLOGIES, INC.

RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

August 31, 2010

This Restated Code of Business Conduct and Ethics Applies To All Directors, Officers and Employees

This Restated Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees of China Green Material Technologies, Inc., a Nevada corporation (hereinafter, together with its subsidiaries, the “Company”).  It also applies to all directors, officers and employees of the Company’s controlled affiliates, if any, and employees who serve as directors or officers (or an equivalent position) of any non-controlled affiliate.

This Code is part of the terms and conditions of each employee’s employment with the Company; provided, however, the Code does not create an express or implied employment contract and is not intended to be interpreted as a contract.  To the contrary, it presents guidelines and constitutes a statement of principles to which all of the directors, officers and employees of the Company are held accountable.

General Statement

The Company is committed to the highest standards of ethical and professional conduct.  This Code establishes basic standards of business practice, as well as professional and personal conduct, which are expected of all directors, officers and employees.  These standards require honesty and candor in the Company’s activities.  The Company expects all directors, officers and employees to abide not only by the “letter” but also the “spirit” of the Code.

This Code also sets forth procedures for bringing complaints or issues before management or the Audit Committee on a confidential, anonymous basis.  You should review such procedures carefully.

Basic Principles of Ethical Corporate Conduct

Because the Company is judged by the performance and public perception of its directors, officers and employees, each director, officer and employee has a responsibility to always act in a manner that merits public trust and confidence consistent with the highest standards expected of directors, officers and employees of a publicly owned corporation.

The principles set forth below are basic principles that must be followed:

1.           Be honest, fair and trustworthy in all relationships in carrying out your duties for the Company.

2.           Avoid actual and apparent conflicts of interest between your personal and professional relationships. If there are any such conflicts or potential conflicts, seek approval beforehand from the Company’s Chief Financial Officer, or if you are an officer of the Company, then from the Audit Committee of the Board of Directors.

3.           Obey all applicable governmental laws, rules and regulations governing the Company’s business, wherever it is conducted, and do not take any action, either personally or on behalf of the Company, that violates any such law, rule or regulation. Do not exploit or otherwise take advantage of the Company, its employees, customers, vendors, or suppliers or any other third parties for your personal advantage or gain.

4.           Comply with applicable rules and regulations of the NYSE Amex, LLC (the “NYSE Amex”) or any other exchange on which the Company’s common stock may be listed.

5.           Treat the Company’s property and funds with the same care and respect you would treat your own property and funds.  The Company’s property and funds belong to its stockholders.  Do not improperly charge and do not fail to charge for any products which the Company may produce or services which the Company may render.

6.           Adhere to standards of personal integrity and fair dealing in conducting all of your activities.

7.           Be honest and candid with regard to all reporting of financial results.  Be timely and accurate in all of your reporting. Do not change or alter numbers or facts for purposes of advancing your own or another person’s interests.

8.           Be loyal to the Company.  Do not (i) deprive the Company of an opportunity; (ii) take for your own advantage an opportunity that belongs to the Company; or (iii) assist others in violating (i) or (ii) above, if such person is in a position to divert a Company opportunity for his or her personal benefit.

9.           Maintain the confidentiality of information regarding the Company and its customers, including, without limitation, pricing information, research, intellectual property, Company or customer financial information, the identity of customers or suppliers, trade secrets, and proprietary information, both during and subsequent to your employment by the Company, and do not use any such information for your personal advantage or for the benefit of the Company’s competitors.

10.           All employees and representatives of the Company should understand the legal and ethical issues associated with gifts and entertainment and how they can affect the Company’s relationship with its customers, suppliers and the general public.  The decision to offer or accept gifts or entertainment should be made only in compliance with legal requirements and ethical standards and with the involvement of a manager if you are unsure of the appropriate course of conduct.

The issue of gifts and gratuities may have legal implications when the government or a government entity is involved, and serious consequences can result from mishandling such relationships.  Offering or accepting bribes or pay-offs is always prohibited.

Business gifts and entertainment are courtesies designed to build goodwill and sound working relationships among business partners.  You must not, however, obtain business through improper means for purposes of gaining any special advantage in a relationship.  Business gifts that compromise, or even appear to compromise, the Company’s ability to make objective and fair business decisions are inappropriate.  Gifts from a subordinate to a superior employee should be limited to reasonable gifts given in recognition of a commonly celebrated occasion or event.

11.           Treat all persons fairly, regardless of such factors as race, religion, gender, disability, age or national origin.  Adhere to fair employment practices.  Extend courtesy to every employee, customer, vendor and supplier of the Company.

12.           Be thoroughly familiar with and adhere to all Company policies and procedures, including, without limitation, this Code, the Company’s Reporting Procedures for Accounting Matters and any other standards of conduct.

13.           Conduct business in a way that protects the health and safety of the Company’s employees, other people and the environment. Employees should act in a manner that ensures compliance with all applicable governmental and private health, safety, and environmental requirements, including contributing to an alcohol- and drug-free workplace.

14.           Invest the time necessary to learn your job thoroughly and learn from your colleagues who have more extensive experience in the Company’s business.

15.           Promptly report to your supervisor or the Chief Financial Officer (or, if appropriate, the Audit Committee) any irregularities or apparent wrongdoing, including violations of any matters listed in this section of the Code and all facts surrounding any such incident.

16.           Do not withhold, misrepresent or misconstrue facts or information when reporting any matter to your supervisor or superior or reporting violations of this Code or any other standards of conduct to your supervisor, the Chief Financial Officer or the Audit Committee.

17.           Any Company employee who is in possession of material, non-public information concerning the Company’s financial condition, operations, properties or prospects may not purchase or sell the Company’s common stock until two (2) business days after such information has been publicly disclosed.  Material, non-public information is information about the Company an investor would consider important that has not been publicly disclosed, either by the Company or otherwise.

Examples of Conduct that Violates the Code

The following are examples of conduct that violates this Code:

•	Acts of dishonesty and/or embezzlement, including borrowing money from the Company without approval of a senior officer or using Company property for personal use or personal gain.

•	Accepting or giving bribes or kickbacks to or from the Company’s customers, vendors or suppliers.

•	Making any favorable arrangements for customers that result in you obtaining a personal benefit.

•	Misusing Company property.

•	Abusing or misusing property belonging to customers, vendors, suppliers and other third parties.

•
Searching for or obtaining information on workstation screens, company records or elsewhere related to the Company’s financial or proprietary information, unless there is a business need to do so that has been expressly approved by your supervisor.

•	Using Company information for your own benefit or to benefit someone else, either directly or indirectly.

•	Trading in the Company’s common stock while in possession of important inside information about the Company that has not been publicly disclosed.

•	Falsifying or destroying Company records or documents except as part of a previously approved record destruction program in the normal course of business.

•	Failing to report any matters accurately or timely to a supervisor or superior or misrepresenting or misstating facts in any oral or written report.

•	Failing to report wrongdoings to senior management.

•	Performing work for a person or entity that has a business relationship with the Company or for a person or entity that competes with the Company without prior approval of management.

The examples listed above are not all-inclusive, and the Company reserves the right to determine if and when conduct constitutes a violation of this Code, whether or not the conduct is specifically identified herein.

Where to Obtain More Information

If you do not understand, or have any questions regarding, any portion of this Code, you should contact the Chief Financial Officer, Mr. Low Yan Seong, or other successor Chief Financial Officer of the Company elected from time to time. You may contact the Chief Financial Officer in person, by telephone at 6012-3189600, or via email at the following address: cfo@sinogreenmaterial.com.

Who Handles Complaints

If you believe that you or someone else may be in violation of the Code, you should promptly submit your complaints, reports or concerns, on a confidential and anonymous basis by:

(i)	writing or orally notifying the Company’s Chief Financial Officer, your supervisor or an officer of the Company; or

(ii)
writing to the Chairperson of the Audit Committee of China Green Material Technologies, Inc., No. 1 Yantai Third Road, Centralism Area, Haping Road, Harbin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P.R. China 150060, in an envelope with a legend indicating “To be opened only by the Audit Committee.”

The Company forbids retaliation against individuals reporting potential violations of the Code. As such, no action will be taken against you for (i) submitting an inquiry in good faith regarding the Code or activities in which you are considering engaging or (ii) reporting in good faith a perceived violation of the Code, even if it turns out that there was in fact no violation.

Report of Matters to Audit Committee

When an issue is raised relating to the Code, the Chief Financial Officer will take appropriate action under the circumstances; provided, that the Chief Financial Officer shall report all matters to the Chairperson of the Audit Committee relating to any (i) alleged violation of the Code by any director, executive officer, or any Designated Officer (as defined below) (the “Alleged Code Violation”), (ii) complaints, reports or concerns regarding financial statement disclosures, accounting, internal accounting controls, or auditing matters (collectively, “Accounting Matters”); (iii) violation of applicable securities laws, rules and regulations relating to financial reporting (a “Legal Allegation”); (iv) retaliation against any employees who make any allegations relating to (i) – (iii) above (a “Retaliatory Act”); and (v) other matters required to be addressed by the Audit Committee set forth in the Reporting Procedures for Accounting Matters, the Charter of the Audit Committee (the “Charter”), or otherwise, and pursuant to all applicable laws, rules and regulations.

The Audit Committee has an ongoing duty to review the performance of the Company’s Chief Financial Officer and other members of the Company’s management having financial oversight responsibilities and to provide independent guidance to the Board of Directors in fulfilling its responsibilities for purposes of ensuring the fairness and accuracy of the Company’s Accounting Matters.  Pursuant to Section 301 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and the Charter, the Audit Committee has established reporting procedures for the receipt, retention and treatment of complaints (collectively, a “Complaint”) received by the Company and Audit Committee on issues regarding Alleged Code Violations and Accounting Matters as well as other matters.  A copy of the Reporting Procedures for Accounting Matters is available on the Company’s website (www.sinogreenmaterial.com) under “Investor Relations.”

Procedure

Complaints may be made to the Company anonymously as described under “Who Handles Complaints” above.  If the Compliant is, or is required to be, addressed by the Audit Committee, then the Audit Committee will take the following actions upon receipt of such Complaint:

•	The Chief Financial Officer and Chairman of the Audit Committee will review the Complaint and determine whether the full Audit Committee needs to review the Complaint.

•
The Audit Committee will determine, in its sole discretion, whether the matters set forth in the Complaint relate to or involve a material violation of this Code or other Company policy or have a material adverse effect on the Company’s financial statements, results of operations or financial controls.

•	The Audit Committee may investigate the matters alleged in any Complaint by such procedures as it deems appropriate.

•
The Complaint, if it involves a material matter, will be reviewed by the Company’s independent public accountants or outside legal counsel, or both, as appropriate, and the Audit Committee will take any necessary action to remedy the matters set forth in the Complaint, including, without limitation, presenting such Complaint to the Company’s Board of Directors for further action if the Audit Committee determines there is merit to the matters alleged in the Complaint.

•	Complaints without merit will be dismissed, but such Complaints will be retained by the Audit Committee for an appropriate period of time, as determined by the Audit Committee.

•	No employee will be subject to discipline for bringing a Complaint in good faith to the Audit Committee’s attention.

Notwithstanding anything to the contrary herein, any Complaints relating to Accounting Matters, Alleged Code Violations, Legal Allegations or a Retaliatory Act shall be subject to the procedures set forth in the Reporting Procedures for Accounting Matters.

Any Complaints received by the Audit Committee (or the Company’s outside legal counsel) will be retained in a separate, confidential file restricting access only to members of the Audit Committee and the Company’s outside legal counsel.

Waivers of the Code

A waiver of any of the rules of the Code must be requested in writing.  Any waiver will be denied or granted in the sole discretion of the Board of Directors or the Audit Committee, as appropriate.  The Chief Financial Officer has authority to grant a waiver for employees who are below the rank of Vice President, subject to approval of the Audit Committee of the Board of Directors.  Waivers of any provision of the Code for Designated Officers, executive officers, or directors, as well as any changes to the Code, shall be approved by the Company’s Board of Directors and reported or disclosed in accordance with the applicable requirements of the Securities and Exchange Commission (the “SEC”), the NYSE Amex and any other applicable requirements.

All waivers of the foregoing policy must be reported to the Audit Committee.

Failure to Comply

Engaging in prohibited conduct or not adhering to this Code, or any other standards of conduct adopted by the Company, may lead to disciplinary action against an employee, which may include, without limitation, a warning or letter of reprimand, demotion, salary reduction, loss of eligibility for a salary increase, bonus, or equity compensation, suspension without pay, or termination of employment.  If you have any questions or doubts regarding whether your conduct might create a conflict or a potential conflict of interest or be otherwise prohibited, you should refer the matter to your immediate supervisor or the Chief Financial Officer.

Special Provisions Relating Only to Principal
Executive Officer and Senior Financial Officers

The Sarbanes-Oxley Act of 2002 and certain rules and regulations of the SEC require the Company to disclose in its annual report whether it has adopted a code of ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Designated Officers”).  For purposes of such requirement, the code of ethics means a codification of standards that is reasonably designed to deter wrongdoing and to promote:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

(iii)	compliance with applicable governmental laws, rules, and regulations;

(iv)	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

(v)	accountability for adherence to the Code.

All provisions of the Code apply to the Designated Officers.  In addition, each Designated Officer shall be responsible for the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company.

Any Designated Officer who is found to have violated any provision of the Code, including, without limitation, any of the special provisions set forth in this section of the Code, will be, at the discretion of the Company’s Board of Directors, subject to disciplinary action, which may include, without limitation, a warning or letter of reprimand, demotion, salary reduction, loss of eligibility for a salary increase, bonus, or equity compensation, suspension without pay or termination of employment.

Public Availability

This Code will be made publicly available in accordance with the applicable requirements of the SEC on the Company’s website (www.sinogreenmaterial.com) under “Investor Relations.”